UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 10, 2016

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania	15055
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (724) 746-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
On May 10, 2016, Black Box Corporation (the “Company”) issued a press release announcing financial results for the fiscal quarter ended March 31, 2016. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 2.06	Material Impairments.
During the fourth quarter of the fiscal year ended March 31, 2016 (“Fiscal 2016”) and in connection with its planning for the fiscal year ended March 31, 2017, the Company conducted an interim goodwill assessment to determine whether such assets were recoverable as of December 26, 2015. Such assessment revealed that the carrying value of its North America Products and North America Services reporting units exceeded the fair value of its North America Products and North America Services reporting units thus the Company proceeded to the second step of the goodwill impairment assessment.
The Company, after consultation by Management with the Audit Committee of the Company's Board of Directors, recorded a non-cash, pre-tax goodwill impairment loss of $34.9 million, (consisting of $11.7 million and $23.2 million in its North America Products and North America Services reporting units, respectively) during the fourth quarter of Fiscal 2016 as a result of its interim goodwill assessment conducted as of December 26, 2015. In determining the impairment loss, the implied fair value of the reporting unit goodwill was compared to the carrying amount of the goodwill. The implied fair value of reporting unit goodwill was determined as the residual between the fair value of the reporting unit and the fair value of its assets (including any unrecognized intangible assets) and liabilities as of the interim goodwill assessment date. The impairment charge did not impact the Company's business operations, compliance with debt covenants or future cash flows nor did it result in any cash expenditures.
The primary factors contributing to the goodwill impairment loss in both North America Products and North America Services were lower projected revenue and profit in Fiscal 2016 and the corresponding impact in periods beyond Fiscal 2016. North America Services revenues are lower relative to recent expectations due to a decrease in core commercial revenues, primarily in the business services industry and a decrease in government revenues as a result of project and task order funding delays partially offset by increases in a large managed services contract and our solutions practices. North America Services profits continue to be challenged by competitive pricing pressures and current period investments for the operations initiative and infrastructure which the Company believes will enable it to grow revenue and profits more efficiently beyond Fiscal 2016. North America Products revenues and profits are comparable year-over-year but less than expected due to lower than expected revenues from its core offerings.
Cautionary Forward-Looking Statements
When included in this Form 8-K, the words "expects," "believes" and "anticipates" and analogous expressions are intended to identify forward-looking statements. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, such risks and uncertainties may include, among others, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs and other initiatives, successful marketing of the Company's product and services offerings, successful implementation of the Company's integration initiatives, successful implementation of the Company's government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company's arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company's control. Additional risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015. These forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this Form 8-K. The Company expressly disclaims any obligation or undertaking to release publicly any updates or any changes in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.     Description
99.1        Press Release dated May 10, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BLACK BOX CORPORATION
Date: May 10, 2016
/s/ TIMOTHY C. HUFFMYER
Timothy C. Huffmyer
Vice President, Chief Financial Officer
and Treasurer (Principal Accounting Officer)

Exhibit Index
Exhibit No.     Description
99.1        Press Release dated May 10, 2016

3